Exhibit 99.1
News

SVB Financial Group Appoints John Clendening to its Board of Directors

SANTA CLARA, Calif. -- August 3, 2017 -SVB Financial Group (NASDAQ: SIVB) today announced the appointment of John Clendening, president and CEO of Blucora, Inc. (NASDAQ: BCOR) to its board of directors. SVB Financial Group is the parent company of Silicon Valley Bank, the bank of the world’s most innovative companies and their investors.

“John brings a depth of financial services experience and energy to our board, and his contributions will be welcome as the company continues to grow and achieve even bigger milestones,” said Roger Dunbar, Chairman of the Board of SVB Financial Group.

Silicon Valley Bank helps address the unique needs of entrepreneurs, innovative companies and their investors in the technology and life science sectors. The company offers a range of specialized financial services through locations around the world. With nearly $50 billion in assets and more than 2,300 employees globally, SVB strives to improve the probability of its clients’ success.

“Our strategy to focus on the innovation economy has resulted in tremendous growth and opportunity for SVB,” said Greg Becker, President and CEO of SVB Financial Group. “A board well-versed and experienced in financial services on a global scale is critical as we chart our course for the future. We look forward to incorporating John’s observations, based on decades of financial services expertise and experience in banking and wealth management, into our plans.”

Clendening has more than 25 years of experience in the financial services and consumer goods industries. He is currently the president, Chief Executive Officer and a member of the board of directors at Blucora, a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Prior to joining Blucora, Clendening was Executive Vice President and Co-Head of the Investor Services Division at Charles Schwab & Co, Inc., where he was instrumental in repositioning the firm as a high-value wealth management company. Clendening spent 11 years at the company, including service as the CEO of Charles Schwab Bank. Previously, Clendening worked as Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation. In addition, he has served in leadership roles at eMac Digital LLC, Living.Com, The Coca-Cola Company, Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc.

Mr. Clendening received a Bachelor of Arts in Economics from Northwestern University, and a Masters of Business Administration from Harvard.

For more information about SVB, visit www.svb.com.

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About SVB Financial Group
For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2017 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

Contacts:
Carrie Merritt
SVB Financial Group/ Silicon Valley Bank
503.574.3705
cmerritt@svb.com
@SVBCarrie